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                                                                   EXHIBIT 3.6.1


             IRVINE APARTMENT COMMUNITIES, L.P. (THE "PARTNERSHIP")

                             DESIGNATION INSTRUMENT
                                   PURSUANT TO
                         THE SECOND AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP
                          (THE "PARTNERSHIP AGREEMENT")
                               OF THE PARTNERSHIP

                        DESIGNATION OF THE VOTING POWERS,
                          DESIGNATIONS, PREFERENCES AND
                      RELATIVE, PARTICIPATING, OPTIONAL OR
                    OTHER SPECIAL RIGHTS AND QUALIFICATIONS,
                       LIMITATIONS OR RESTRICTIONS OF THE
                    SERIES B PREFERRED LIMITED PARTNER UNITS


         FIRST: Pursuant to authority expressly vested in the General Partner of the Partnership pursuant to Section 4.5.F of the Partnership Agreement, the General Partner hereby classifies 2,000,000 Preferred Limited Partner Interests of the Partnership into a series designated the Series B Preferred Limited Partner Units and provides for the issuance of such Series B Preferred Limited Partner Units. This instrument constitutes a Designation Instrument under the Partnership Agreement. Capitalized terms used but not defined herein have the meanings set forth in the Partnership Agreement.

         SECOND: The terms of the Series B Preferred Limited Partner Units established by this Designation Instrument are as follows:

         SECTION 1. Designation and Amount. The series of Preferred Limited Partner Interests shall be designated the "Series B Preferred Limited Partner Units" and the authorized number of Partnership Units constituting such series shall be 2,000,000.

         SECTION 2. Stated Value. The stated value of the Series B Preferred Limited Partner Units shall be $25.00 per unit (the "STATED VALUE").

         SECTION 3. Distributions. (a) Subject to the rights of holders of any series of Preferred Limited Partner Units which the Partnership may issue in the future
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which rank on a parity with the Series B Preferred Limited Partner Units in respect of distributions, the holders of outstanding Series B Preferred Limited Partner Units will be entitled to receive, when, as and if declared by the Partnership acting through the General Partner out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate per annum of 8.75% of the Stated Value. Distributions will be cumulative, will accrue from November 12, 1998, the original issue date of the Series B Preferred Limited Partner Units, and will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 (each a "SERIES B DISTRIBUTION PAYMENT DATE") of each year, commencing on December 31, 1998. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable will be computed on the basis of the actual number of days elapsed in such a 30-day month. If any Series B Distribution Payment Date is not a Business Day, then payment of the distribution to be made on such Series B Distribution Payment Date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such Series B Distribution Payment Date. Each such distribution will be payable to the holders of record of the Series B Preferred Limited Partner Units as they appear on the books of the Partnership or any transfer agent for the Series B Preferred Limited Partner Units on such record dates selected by the General Partner, not less than 10 nor more than 50 days preceding the applicable Series B Distribution Payment Date.

         (b) Distributions on the Series B Preferred Limited Partner Units shall accrue on a daily basis commencing on the date of original issuance of the Series B Preferred Limited Partner Units, will accrue whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are declared. Accrued distributions will accumulate, to the extent not paid, as of the Series B Distribution Payment Date on which they first become payable. Accumulated and unpaid distributions will not bear interest.

         (c) So long as any Series B Preferred Limited Partner Units are outstanding, no distribution shall be paid or declared on or with respect to the Common Limited Partner Interests or the General Partner Interests or any other series of outstanding Preferred Limited Partner Interests ranking junior as to the payment of distributions to the Series B Preferred Limited Partner Units, nor shall any sum or sums be set aside for or applied to the purchase or redemption of the Series B Preferred Limited Partner Units or any other series of outstanding


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Preferred Limited Partner Interests or the purchase, redemption or other acquisition for value of any Common Limited Partner Interests, General Partner Interests or Preferred Limited Partner Interests of any series ranking junior to the Series B Preferred Limited Partner Units as to the payment of distributions unless, in each case, full cumulative distributions accumulated on all Series B Preferred Limited Partner Units and all other series of outstanding Preferred Limited Partner Interests ranking on a parity with the Series B Preferred Limited Partner Units as to the payment of distributions have been paid in full, provided that the foregoing will not prohibit distributions payable solely in Common Limited Partner Interests, the General Partner Interests or Preferred Limited Partner Interests of a series ranking junior to the Series B Preferred Limited Partner Units as to the payment of distributions, the exchange of Common Limited Partner Interests for REIT Shares in accordance with Section 8.6 of the Partnership Agreement, the repurchase of Common Limited Partner Interests in connection with the exercise by the holders thereof of the Cash Tender rights set forth in Section 8.6 of the Partnership Agreement, the exchange of Common Limited Partner Interests for General Partner Interests as provided in the Partnership Agreement or the repayment, return, forfeiture and cancellation of Common Limited Partner Interests issued in connection with land acquisitions by the Partnership as and to the extent provided pursuant to the purchase or other acquisition agreement relating to any such acquisition. When distributions have not been paid in full upon the Series B Preferred Limited Partner Units on the applicable Series B Distribution Payment Date (or a sum sufficient for such full payment is not set apart therefor), all distributions declared and paid on the Series B Preferred Limited Partner Units and any other series of outstanding Preferred Limited Partner Interests ranking on a parity with the Series B Preferred Limited Partner Interests as to the payment of distributions shall be declared and paid so that the amount of distributions declared and paid on the Series B Preferred Limited Partner Units and such other series of Preferred Limited Partner Interests shall in all cases bear to each other the same ratio that the respective distribution rights of the Series B Preferred Limited Partner Units and such other series of Preferred Limited Partner Interests (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such other series of Preferred Limited Partner Interests do not have cumulative distribution rights) bear to each other.

          (d) Holders of Series B Preferred Limited Partner Units shall not be entitled to any distributions whether payable in cash, property or otherwise, in excess of the full cumulative distributions as herein provided. Distributions with respect to the dissolution, liquidation, winding-up or termination of the Partnership shall be governed by Section 4 hereof.


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         SECTION 4. Liquidation. Subject to the rights of the holders of any other series of Preferred Limited Partner Units which the Partnership may issue in the future which rank on a parity with the Series B Preferred Limited Partner Units, upon any voluntary or involuntary dissolution, liquidation, winding-up or termination of the Partnership, the holders of the Series B Preferred Limited Partner Units will be entitled to receive upon any such dissolution, liquidation, winding-up or termination of the Partnership out of the assets of the Partnership legally available for distribution, after payment or provision for payment of debts and other liabilities of the Partnership, an amount per Series B Preferred Limited Partner Unit equal to the Capital Account thereof (the "SERIES B LIQUIDATION PREFERENCE AMOUNT") and no more. If, upon any such liquidation, dissolution, winding-up or termination, there are insufficient assets to permit full payment to the holders of Series B Preferred Limited Partner Units and any other series of outstanding Preferred Limited Partner Interests ranking on a parity upon liquidation, dissolution, winding-up or termination of the Partnership with the Series B Preferred Limited Partner Units, the holders of Series B Preferred Limited Partner Units and such other series of Preferred Limited Partner Interests shall be paid ratably in proportion to the full distributable amount to which holders of Series B Preferred Limited Partner Interests and such other series of Preferred Limited Partner Interests are respectively entitled upon liquidation, dissolution, winding-up or termination. The full preferential amount payable to holders of the Series B Preferred Limited Partner Interests and such other series of outstanding Preferred Limited Partner Interests upon any such liquidation, dissolution, winding-up or termination will be paid in full before any distribution or payment is made to the holders of General Partner Interests, Common Limited Partner Interests and Preferred Limited Partner Interests of any series ranking junior to the Series B Preferred Limited Partner Units upon liquidation, dissolution, winding-up or termination of the Partnership. The consolidation or merger of the Partnership with or into any corporation, trust, partnership or other entity (or of any corporation, trust, partnership or entity with or into the Partnership) shall not be deemed to constitute a liquidation, dissolution, winding-up or termination of the Partnership.

         SECTION 5. Redemption. (a) The Series B Preferred Limited Partner Units may not be redeemed prior to November 12, 2003. On or after such date the Partnership shall have the right to redeem the Series B Preferred Limited Partner Units, in whole or in part, from time to time, upon notice as provided in Section 5(b) below, at a redemption price equal to the Stated Value per Series B Preferred Limited Partner Unit plus accumulated and unpaid distributions to the date of payment (the "SERIES B REDEMPTION PRICE"), provided that the Partnership may not redeem fewer than all the outstanding Series B Preferred Limited Partner Units unless all accumulated and unpaid distributions have been paid on all Series


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B Preferred Limited Partner Units for all quarterly distribution periods ending on or prior to the date of redemption.

         (b) The Partnership will provide notice of any redemption of the Series B Preferred Limited Partner Units to the holders of record thereof not less than 30 nor more than 60 days prior to the date of redemption. Such notice shall be provided by sending notice of such redemption, by (i) fax and (ii) certified mail postage prepaid, to each holder of Series B Preferred Limited Partner Units to be redeemed, at such holder's address as it appears on the transfer records of the Partnership. Each such notice shall state, as appropriate, the following:

               (i) the redemption date;

               (ii) the Series B Redemption Price;

               (iii) the place or places where certificates for the Series B Preferred Limited Partner Units may be surrendered for payment;

               (iv) the number of the Series B Preferred Limited Partner Units to be redeemed from each holder;

               (v) that payment of the Series B Redemption Price will be made upon presentation and surrender of such Series B Preferred Limited Partner Units; and

               (vi) that on or after the redemption date distributions on the Series B Preferred Limited Partner Units to be redeemed will cease to accrue.

No failure to give, or defect in, a notice of redemption shall affect the validity of the proceedings for redemption of any Series B Preferred Limited Partner Units except as to the holder to which notice was defective or not given.

         (c) If notice (which notice will be irrevocable) has been given as provided above then, by 12:00 noon, New York City time, on the redemption date, the Partnership will deposit irrevocably in trust for the benefit of the Series B Preferred Limited Partner Units being redeemed funds sufficient to pay the applicable Series B Redemption Price and will give irrevocable instructions and authority to pay such Series B Redemption Price to the holders of the Series B Preferred Limited Partner Units entitled thereto. If notice shall have been given as provided above and funds deposited as required, then upon the date of such deposit, distributions will cease to accrue on the Series B Preferred Limited Partner Units called for redemption, such Series B Preferred Limited Partner Units will no longer be deemed to be outstanding and all rights of holders of such Series


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B Preferred Limited Partner Units so called for redemption will cease, except the right of the holders of such Series B Preferred Limited Partner Units to receive the applicable Series B Redemption Price but without interest thereon. If any date fixed for redemption of Series B Preferred Limited Partner Units is not a Business Day, then payment of the Series B Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the Series B Redemption Price in respect of the Series B Preferred Limited Partner Units is improperly withheld or refused and not paid by the Partnership, distributions on such Series B Preferred Limited Partner Units will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be used for purposes of calculating the applicable Series B Redemption Price. If fewer than all of the Series B Preferred Limited Partner Units are to be redeemed, the General Partner shall select Series B Preferred Limited Partner Units to be redeemed by lot or pro rata (as nearly as practicable without creating fractional units) or in some other equitable manner determined by the General Partner in its sole discretion. Upon presentation of any certificate for Series B Preferred Limited Partner Unit redeemed in part only, the Partnership shall execute and deliver, at the expense of the Partnership, a new certificate equal to the unredeemed portion of the Certificate so presented.

         (d) In the event of any redemption of Series B Preferred Limited Partner Units in part, the Partnership shall not be required to (i) issue, register the transfer of or exchange any Series B Preferred Limited Partner Units during a period beginning at the opening of business 15 days before any selection for redemption of Series B Preferred Limited Partner Units and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of Series B Preferred Limited Partner Units to be redeemed and (ii) register the transfer of or exchange any Series B Preferred Limited Partner Units so selected for redemption, in whole or in part, except the unredeemed portion of any Series B Preferred Limited Partner Units being redeemed in part.

         (e) The Series B Preferred Limited Partner Units do not have the benefit of any sinking fund.

         (f) Notwithstanding any other provision of this Section 5, the Series B Redemption Price (other than the portion thereof consisting of accumulated and unpaid distributions) shall be payable solely out of the sales proceeds of capital stock of the General Partner, which will be contributed by the General Partner to


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the Partnership as an additional capital contribution in accordance with Section
4.5.E of the Partnership Agreement, or the sale proceeds of Limited Partner Interests and from no other source, it being understood that this Section 5(g) shall not be applicable to payment of the Series B Liquidation Preference
Amount.

         SECTION 6. Voting Rights. (a) Except as provided in Section 6(b) hereof or as otherwise required by law and the Partnership Agreement, holders of Series B Preferred Limited Partner Units shall not be entitled to vote on any matter. In any matter in which the Series B Preferred Limited Partner Units are entitled to vote, each Series B Preferred Limited Partner Unit shall be entitled to one vote.

          (b) So long as any Series B Preferred Limited Partner Units remain outstanding, the Partnership shall not, without the affirmative vote of the holders of at least 66-2/3% of the Series B Preferred Limited Partner Units outstanding at the time (i) authorize or create, or increase the authorized or issued amount of, any class or series of Preferred Limited Partner Interests ranking prior to the Series B Preferred Limited Partner Units with respect to payment of distributions or rights upon liquidation, dissolution or winding-up, or reclassify any Partnership Interests of the Partnership into such Preferred Limited Partner Interests, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such Partnership Interests, (ii) authorize or create, or increase the authorized or issued amount of any Preferred Limited Partner Interests on a parity with the Series B Preferred Limited Partner Units or reclassify any Partnership Interests of the Partnership into any such Preferred Limited Partner Interests or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such Preferred Limited Partner Interests but only to the extent such Preferred Limited Partner Interests are issued to an affiliate of the Partnership, other than (x) the General Partner or IAC Capital Trust to the extent the issuance of such interests was to allow the General Partner or IAC Capital Trust to issue corresponding preferred stock or preferred securities to persons who are not affiliates of the Partnership or (y) The Irvine Company or an affiliate of The Irvine Company (provided that the transaction is approved by the Independent Directors Committee of the General Partner's Board of Directors pursuant to Article III, Section 4(c)(ii) of the General Partner's by-laws), or
(iii) either consolidate, merge into or with, or convey, transfer or lease its assets substantially as an entirety to, any corporation or other entity, or amend, alter or repeal the provisions of the Partnership Agreement (including, without limitation, this Designation Instrument), whether by merger, consolidation or otherwise, in each case in a manner that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series B Preferred Limited Partner Units or the holders thereof; provided, however, that with respect to the occurrence of any event set forth in
(iii) above, so long as (A) the Partnership is the surviving entity and the Series B Preferred Limited Partner


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Units remain outstanding with the terms thereof unchanged, or (B) the resulting, surviving or transferee entity is a partnership, limited liability company or other pass-through entity organized under the laws of any state and substitutes the Series B Preferred Limited Partner Units for other interests in such entity having substantially the same terms and rights as the Series B Preferred Limited Partner Units, including with respect to distributions, redemptions, transfers, voting rights and rights upon liquidation, dissolution or winding-up, then the occurrence of any such event shall not be deemed to materially and adversely affect such rights, privileges or voting powers of the holders of the Series B Preferred Limited Partner Units; and provided further, that any increase in the amount of Partnership Interests or the creation or issuance of any other class or series of Partnership Interests, in each case ranking (1) junior to the Series B Preferred Limited Partner Units with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up, or (2) on a parity to the Preferred Limited Partner Units with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up to the extent such Partnership Interests are not issued to an affiliate of the Partnership, other than the General
Partner or IAC Capital Trust to the extent the issuance of such Partnership Interests was to allow the General Partner or IAC Capital Trust to issue corresponding preferred stock or preferred securities to persons who are not affiliates of the Partnership, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

         SECTION 7. Restrictions on Ownership and Transfer. (a) The Series B Preferred Limited Partner Units (i) are being issued in a private placement and
(ii) shall be subject to the restrictions on Transfer set forth in the Partnership Agreement.

         (b) Any Holder of Series B Preferred Limited Partner Units may only Transfer Series B Preferred Limited Partner Units after delivery of an opinion of independent legal counsel familiar with such matters to the effect that such Transfer will not result in the Partnership being treated as an association taxable as a corporation. In addition, no such Transfer may be effectuated through an "established securities market" or a "secondary market (or the substantial equivalent thereof)" within the meaning of Section 7704 of the Code.

          (c) If Greene Street 1998 Exchange Fund, L.P., as the holder of Series B Preferred Limited Partner Units (the "FUND"), concludes based on results or projected results that there exists (in the reasonable judgment of the Fund) an imminent and substantial risk that the Fund's interest in the Partnership represents or will represent more than 19.5% of the total profits or capital interests in the Partnership for a taxable year (the "19.5% LIMIT") (determined in accordance with Treasury Regulations Section 1.731-2(c)(4)), then the Fund shall, subject to


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the limitations in Sections 7(a) and 7(b), be permitted to Transfer so much of its Series B Preferred Limited Partner Units as may be appropriate to alleviate the risk of not satisfying the 19.5% Limit. In the event that the Fund makes such a determination, but is unable to comply with the provisions of Section 7(b), the Fund will be entitled to deliver an Exchange Notice (as defined) with respect to the number of Series B Preferred Limited Partner Units as may be appropriate to alleviate the risk of not satisfying the 19.5% Limit, notwithstanding the fact that the Fund would not otherwise be able to exchange such Series B Preferred Limited Partner Units. The procedures for exchange shall otherwise be as provided in Section 9.

         SECTION 8. Ranking. The Series B Preferred Limited Partner Units rank with respect to distributions and rights upon liquidation, dissolution, winding-up or termination of the Partnership (i) senior to the General Partner Interests and the Common Limited Partner Interests and (ii) on a parity with all other series of Preferred Limited Partner Interests issued by the Partnership unless the terms of such other series specifically provide that such other series ranks junior to the Series B Preferred Limited Partner Units.

         SECTION 9. Exchange Rights.

         (a)   Holders' Right to Exchange.

               (i) Series B Preferred Limited Partner Units will be exchangeable in whole but not in part unless expressly otherwise provided herein at any time on or after November 12, 2008, at the option of 51% of the holders of all outstanding Series B Preferred Limited Partner Units, for authorized but previously unissued Alternative Preferred Securities (as defined in Section 9(e)) at an exchange rate of one Alternative Preferred Security for one Series B Preferred Limited Partner Unit, subject to adjustment as described below, provided that the Series B Preferred Limited Partner Units will become exchangeable at any time, in whole but not in part unless expressly otherwise provided herein, at the option of 51% of the holders of all outstanding Series B Preferred Limited Partner Units for Alternative Preferred Securities if (x) at any time full distributions shall not have been timely made on any Series B Preferred Limited Partner Unit with respect to six (6) prior quarterly distribution periods, whether or not consecutive, provided, however, that a distribution in respect of Series B Preferred Limited Partner Units shall be considered timely made if made within two (2) Business Days after the applicable Series B Distribution Payment Date if at the time of such late payment there shall not be any prior quarterly distribution periods in respect of which full distributions were not timely made, or (y) upon receipt by a


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         holder or holders of Series B Preferred Limited Partner Units of (A)
         notice from the General Partner that the General Partner or a Subsidiary of the General Partner has taken the position that the Partnership is, or upon the consummation of an identified event in the immediate future will be, a "Publicly Traded Partnership" (a "PTP") within the meaning of Section 7704 of the Code and (B) an opinion rendered by independent counsel familiar with such matters addressed to a holder or holders of Series B Preferred Limited Partner Units, that the Partnership is or likely is, or upon the occurrence of a defined event in the immediate future will be or likely will be, a PTP. In addition, the Series B Preferred Limited Partner Units may be exchanged for Alternative Preferred Securities, in whole but not in part unless expressly otherwise provided herein, at the option of 51% of the holders of all outstanding Series B Preferred Limited Partner Units after November 12, 2001 and prior to November 12, 2008 if such holders of Series B Preferred Limited Partner Units shall deliver to the General Partner either (A) a private letter ruling addressed to such holder(s) of Series B Preferred Limited Partner Units or (B) an opinion of independent counsel familiar with such matters based on the enactment of temporary or final Treasury Regulations or the publication of a Revenue Ruling, in either case to the effect that such exchange of the Series B Preferred Limited Partner Units at such earlier time would not cause the Series B Preferred Limited Partner Units to be considered "stock and securities" within the meaning of Section 351(c) of the Code for purposes of determining whether the holder of such Series B Preferred Limited Partner Units is an "investment company" under
         Section 721(b) of the Code if an exchange is permitted at such earlier date. Furthermore, the Series B Preferred Limited Partner Units held by the Fund, if the Fund so determines, may be exchanged in whole or in part for Alternative Preferred Securities if the Fund concludes based on results or projected results that there exists (in the reasonable judgment of the Fund) an imminent and substantial risk that the Fund's interest in the Partnership represents or will exceed the 19.5% Limit.

               (ii) Notwithstanding anything to the contrary set forth in
         Section 9(a)(i), if an Exchange Notice (as defined herein) has been delivered to the General Partner, then the General Partner may, at its option, within ten (10) Business Days after receipt of the Exchange Notice, elect to cause the Partnership to redeem all or a portion of the outstanding Series B Preferred Limited Partner Units for cash in an amount equal to the Stated Value per Series B Preferred Limited Partner Unit and unpaid distributions to the date of redemption. If the General Partner elects to redeem fewer than all of the outstanding Series B Preferred Limited Partner Units, the number of Series B Preferred Limited Partner Units held by each holder to be


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         redeemed shall equal such holder's pro rata share (based on the percentage of the aggregate number of outstanding Series B Preferred Limited Partner Units that the total number of Series B Preferred Limited Partner Units held by such holder represents) of the aggregate number of Series B Preferred Limited Partner Units being redeemed.

               (iii) In the event an exchange of all Series B Preferred Limited Partner Units pursuant to Section 9(a) would violate the provisions on ownership limitations of (x) the General Partner set forth in Article Sixth, Section (c)(4) of the Certificate of Incorporation or (y) of IAC Capital Trust set forth in Section 8.2 of the Declaration of Trust, each holder of Series B Preferred Limited Partner Units shall be entitled to exchange, pursuant to the provisions of Section 9(b), a number of Series B Preferred Limited Partner Units which would comply with the provisions on ownership limitations of the General Partner or IAC Capital Trust, as the case may be, and any Series B Preferred Limited Partner Units not so exchanged (the "EXCESS UNITS") shall be redeemed by the Partnership for cash in an amount equal to the Stated Value per Excess Unit, plus any accumulated and unpaid distributions to the date of redemption, subject to any restriction thereon contained in any debt instrument or agreement of the Partnership.

          (b) Procedure for Exchange and/or Redemption of Series B Preferred Limited Partner Units.

               (i) Any exchange shall be exercised pursuant to a notice of exchange (the "EXCHANGE NOTICE") delivered to the General Partner by the Partners representing at least 51% of the outstanding Series B Preferred Limited Partner Units (or by the Fund in the case of an exchange pursuant to the last sentence of Section 9(a)(i) hereof) by
         (a) fax and (b) certified mail postage prepaid. The General Partner may effect any exchange of Series B Preferred Limited Partner Units, or exercise its option to cause the Partnership to redeem any portion of the Series B Preferred Limited Partner Units for cash pursuant to
         Section 9(a)(ii) or redeem Excess Units pursuant to Section 9(a)(iii), by delivering to each holder of record of Series B Preferred Limited Partner Units, within ten (10) Business Days following receipt of the Exchange Notice, (a) if the General Partner elects to cause the Partnership to acquire any of the Series B Preferred Limited Partner Units then outstanding, (1) certificates representing the Alternative Preferred Securities being issued in exchange for the Series B Preferred Limited Partner Units of such holder being exchanged and (2) a written notice stating (A) the redemption date, which may be the date of such written notice or any other date which is not later than sixty
         (60) days


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         following the receipt of the Exchange Notice, (B) the redemption price,
         (C) the place or places where the Series B Preferred Limited Partner Units are to be surrendered, (D) that distributions on the Series B Preferred Limited Partner Units will cease to accrue on such redemption date and (E) the Alternative Preferred Securities to be delivered, or
         (b) if the General Partner elects to cause the Partnership to redeem all of the Series B Preferred Limited Partner Units then outstanding in exchange for cash, a Redemption Notice. Series B Preferred Limited Partner Units shall be deemed canceled (and any corresponding Partnership Interest represented thereby deemed terminated) simultaneously with the delivery of Alternative Preferred Securities (with respect to Series B Preferred Limited Partner Units exchanged) or simultaneously with the redemption date (with respect to Series B Preferred Limited Partner Units redeemed). Holders of Series B
         Preferred Limited Partner Units shall deliver any canceled certificates representing Series B Preferred Limited Partner Units which have been exchanged or redeemed to the office of the General Partner within ten
         (10) Business Days of the exchange or redemption with respect thereto. Notwithstanding anything to the contrary contained herein, any and all Series B Preferred Limited Partner Units to be exchanged for
         Alternative Preferred Securities pursuant to this Section 9 shall be so exchanged in a single transaction at one time. As a condition to exchange, the General Partner may require the holders of Series B Preferred Limited Partner Units to make such representations as may be reasonably necessary for the General Partner to establish that the issuance of Alternative Preferred Securities pursuant to the exchange shall not be required to be registered under the Securities Act or any state securities laws. Any Alternative Preferred Securities issued pursuant to this Section 9 shall be delivered as shares which are duly authorized, validly issued, fully paid and non assessable, free of any pledge, lien, encumbrance or restriction other than those provided in the Certificate of Incorporation or the by-laws of the General Partner or the Declaration of Trust, as the case may be, the Securities Act and relevant state securities or blue sky laws. The certificates representing the Alternative Preferred Securities issued upon exchange of the Series B Preferred Limited Partner Units shall contain the following legend:

                  THIS CERTIFICATE AND THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD UNLESS THEY HAVE BEEN REGISTERED UNDER SUCH ACT AND


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                  APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM
                  REGISTRATION IS AVAILABLE.

               (ii) In the event of an exchange of Series B Preferred Limited Partner Units for Alternative Preferred Securities, an amount equal to the accumulated and unpaid distributions to the date of exchange on any Series B Preferred Limited Partner Units tendered for exchange shall
         (i) accrue on the Alternative Preferred Securities into which such Series B Preferred Limited Partner Units are exchanged, and (ii) continue to accrue on such Series B Preferred Limited Partner Units, which shall remain outstanding following such exchange, with the General Partner as the holder of such Series B Preferred Limited Partner Units, (iii) Fractional Alternative Preferred Securities are not to be issued upon exchange but, in lien thereof, the General Partner or IAC Capital Trust will pay a cash judgment based upon the fair market value of the Alternative Preferred Securities on the day prior to the exchange date as determined in good faith by the Board of Directors of the General Partner or the Regular Trustee(s) of IAC Capital Trust, as the case may be.

         (c) Adjustment of Exchange Price. In case the General Partner or IAC Capital Trust, as the case may be, shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, tender offer for all or substantially all of the General Partner's capital stock or IAC Capital Trust's capital securities or sale of all or substantially all of the General Partner's or IAC Capital Trust's assets), in each case as a result of which the Alternative Preferred Securities will be converted into the right to receive shares of capital stock, other securities or other property (including cash or any combination thereof), each Series B Preferred Limited Partner Unit will thereafter be exchangeable into the kind and amount of shares of capital stock and other securities and property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of Alternative Preferred Securities or fraction thereof into which one Series B Preferred Limited Partner Unit was exchangeable immediately prior to such transaction. The General Partner may not become a party to any such transaction, unless the terms thereof are consistent with the foregoing.

         (d) Definition.

         "ALTERNATIVE PREFERRED SECURITIES" means either (i) previously unissued preferred stock of the General Partner or (ii) previously unissued preferred securities of IAC Capital Trust, at the option of the Partnership, the General Partner and IAC Capital Trust. The Alternative Preferred Securities shall have an aggregate stated value (or similar term), distribution rate and other terms substantially equivalent to those of the Series B Preferred Limited Partner Units.

         SECTION 10. Certificate. The form of certificate for the Series B Preferred Limited Partner Units is attached hereto as Annex I.

         SECTION 11. Registration Rights. The holders of the Series B Preferred Limited Partner Units (and certain securities issued in exchange therefor) are entitled to the benefits of the Registration Rights Agreement dated as of November 12, 1998 among the Partnership, the General Partner, IAC Capital Trust and Greene Street 1998 Exchange Fund, L.P.

         SECTION 12. Allocations. (a) Notwithstanding any other provision of the Partnership Agreement, for each Partnership Year, Partnership items of income and gain shall be specially allocated to the holders of Series B Preferred Limited Partner Units in an amount equal to the lesser of (A) the distributions received by the holders of Series B Preferred Limited Partner Units pursuant to
Section 5.1(i) of the Partnership Agreement for such Partnership Year (other than any distributions that are treated as being in satisfaction of the Liquidation Preference Amount for any Series B Preferred Limited Partner Unit) or (B) an amount equal to (w) Net Income plus (x) Depreciation to the extent deducted in determining Net Income or Net Loss for such period plus (y) extraordinary items (as determined under Generally Accepted Accounting Principles) (other than losses from the disposition of real property) to the extent deducted in determining Net Income or Net Loss for such period plus (z) losses with respect to financing or hedging activities of the Partnership to the extent deducted in determining Net Income or Net Loss for such period.

         (b) Each Tax Item shall be allocated to the holders of Series B Preferred Limited Partner Units in the same manner as its correlative item of "book" income or gain is allocated pursuant to this Section.

         IN WITNESS WHEREOF, the General Partner has executed this Designation Instrument as of this 12th day of November, 1998 and the Partnership Agreement is hereby amended pursuant to Section 4.5.F thereof.


                                    IRVINE APARTMENT COMMUNITIES, INC., in its
                                      capacity as sole general partner of Irvine
                                      Apartment Communities, L.P.

                                    By: /s/ James E. Mead
                                       -----------------------------------------
                                       Name:  James E. Mead
                                       Title: Senior Vice President,
                                              Chief Financial
                                              Officer and Secretary

                                                                         ANNEX I
                                                                              TO
                                                                       EXHIBIT F


                                FORM OF SERIES B
                   PREFERRED LIMITED PARTNER UNIT CERTIFICATE

THIS CERTIFICATE AND THE SERIES B PREFERRED LIMITED PARTNER INTERESTS EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD UNLESS THEY HAVE BEEN REGISTERED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE AND THEN ONLY IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFER SET FORTH IN THE SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF IRVINE APARTMENT COMMUNITIES, L.P. DATED JANUARY 20, 1998, AS AMENDED (THE "PARTNERSHIP AGREEMENT") AND THE DESIGNATION INSTRUMENT REFERRED TO BELOW, COPIES OF WHICH MAY BE OBTAINED FROM IRVINE APARTMENT COMMUNITIES, INC., GENERAL PARTNER, AT ITS PRINCIPAL EXECUTIVE OFFICE.

                                                     Number of
                                                Series B Preferred
         Certificate Number                    Limited Partner Units
         ------------------                    ---------------------

              ---------                              ---------


                       IRVINE APARTMENT COMMUNITIES, L.P.
                 FORMED UNDER THE LAWS OF THE STATE OF DELAWARE

This Certifies that _______________ is the registered owner of ___________ FULLY PAID SERIES B PREFERRED LIMITED PARTNER UNITS OF

IRVINE APARTMENT COMMUNITIES, L.P., transferable on the books of the Partnership in person or by duly authorized attorney on the surrender of this Certificate properly endorsed. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series B Preferred Limited Partner Units are set forth in, and this certificate and the Series B Preferred Limited Partner Units represented hereby are issued and shall be subject to the terms and provisions of, the Partnership Agreement as the same may be amended, modified, supplemented or restated from time to time, including the designation of the terms of the Series B Preferred Limited Partner Units as set forth in Exhibit F thereto.

IN WITNESS WHEREOF, Irvine Apartment Communities, Inc., general partner, has signed this Certificate this 12th day of November, 1998.


                                    IRVINE APARTMENT COMMUNITIES, INC.,
                                    as general partner of Irvine Apartment
                                    Communities, L.P.

                                    By:
                                       -----------------------------------------
                                       Name:  James E. Mead
                                       Title: Senior Vice President,
                                              Chief Financial
                                              Officer and Secretary


                                      I-3